Exhibit 99.1

Itron Names Tom Deitrich President and Chief Executive Officer

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--July 22, 2019--Itron, Inc. (NASDAQ: ITRI), which is innovating the way utilities and cities manage energy and water, today announced that its board of directors has appointed Tom Deitrich to the position of president and chief executive officer, effective Aug. 6. Deitrich will also join Itron’s board of directors. Deitrich has served as Itron’s executive vice president and COO since October 2015. He succeeds Philip Mezey, who has been president and CEO since 2013. Mezey announced his retirement earlier this year and will work with Deitrich to ensure a smooth transition.

“After conducting an extensive global search considering multiple candidates, the board of directors determined that Tom Deitrich exhibited the best skill set for Itron's continued operational transformation and success, a compelling understanding of the marketplace and a strong strategic vision for Itron's future,” said Lynda Ziegler, chair of Itron’s board of directors. “Tom is a seasoned executive, who has been a major contributor to Itron’s success over the past four years, playing critical roles in architecting the company’s innovation, product and delivery strategies.”

“We thank Philip for his years of service at Itron and wish him well on his retirement,” added Ziegler.

After joining Itron in 2015, Deitrich has played a major role in shaping the company’s strategy to partner with cities and utilities to build secure, reliable, connected communities that can offer a multitude of new services. He architected the company’s innovation and product strategy, created the product business units and global commercial and customer enablement organization, and enhanced our overall operations.

Deitrich brings more than 20 years of experience in executive management roles in global operations at leading technology firms, including Freescale Semiconductor, Inc. (Freescale), Flextronics International, Inc. (Flextronics), Sony Ericsson Mobile Communications, Inc. (Sony) and General Electric Corporation (GE).

“I am honored to serve the company in the role of CEO. It’s my privilege to work more closely with our team members around the globe to better serve our customers. We have a tremendous opportunity to innovate and grow our business in the Industrial Internet of Things market, and I’m committed to executing our strategy and building more value for our customers and shareholders,” said Deitrich.

“Itron is well positioned for the future. We’ve made tremendous strides in working with our customers to help them transform their businesses so they can better serve their customers. I’m delighted to hand the reins over to Tom, a proven leader at Itron. He understands the challenges and opportunities and is determined to take the organization to the next level of growth and profitability,” said Mezey.

About Itron

Itron enables utilities and cities to safely, securely and reliably deliver critical infrastructure services to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Contacts

Itron, Inc.
Alison Mallahan
Senior Public Relations Manager
(509) 891-3802

Kenneth P. Gianella
Vice President, Investor Relations
(669) 770-4643